Exhibit 99.2

SCRIPT FOR JUNE SALES COMMENTS -- THURSDAY, JULY 7TH, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the June reporting period for fiscal year 2005, the five weeks ended July 2nd, 2005.

Payless ShoeSource reported that corporate same-store sales increased 1.7 percent during June of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in June were $275.8 million dollars, a 0.3 percent decrease from total sales of $276.6 million in June 2004. Sales are from continuing operations in both periods.

We saw strong results for the month in women's and children's dress and casual shoes. Weaker categories included athletic shoes and women's sandals.

By region, our business was strongest in the Northeast, followed by the Northwest, the Northcentral, and the South.

Our June Sales performance was consistent with the company's long term objectives. Looking forward, Payless ShoeSource remains committed to its goal to continue to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of our merchandise authority strategy.

At the end of June, we were operating 4,632 total stores, including 147 stores in the Central American region, 31 stores in South America and 310 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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